EXHIBIT NO. 99.(e) 2

Authorized Participant Agreement

This Authorized Participant Agreement (the “Agreement”) is entered into by and among MFS Fund Distributors, Inc. (the “Distributor”) and [________________________________________] (the “Participant”), and is subject to acceptance by State Street Bank and Trust Company (the “Transfer Agent”). The Distributor, the Participant and the Transfer Agent acknowledge and agree that MFS Active Exchange Traded Funds Trust (the “Trust”), and each series thereof structured as an exchange-traded fund (each, a “Fund,” and collectively, the “Funds”) is an intended third-party beneficiary of this Agreement and shall receive the benefits contemplated by this Agreement to the extent specified herein and be able to enforce its terms as if it were a party hereto. Capitalized terms used but not defined herein are defined in the current prospectus for each Fund (together with the Statement of Additional Information (“SAI”) incorporated therein, the “Prospectus”).

The Distributor has been retained as principal underwriter of the Trust and provides certain services in connection with the sale and distribution of shares of beneficial interest of the Funds (the “Shares”). The Transfer Agent has been retained to provide certain transfer agency services with respect to the purchase and redemption of Shares.

This Agreement is intended to set forth the terms and procedures pursuant to which the Participant may create and/or redeem Shares in aggregations of a specified number as set forth in the Prospectus (each, a “Creation Unit” and collectively, the “Creation Units”) (i) through the Continuous Net Settlement (“CNS”) clearing processes of the National Securities Clearing Corporation (“NSCC”) as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the “Clearing Process”, or (ii) outside the Clearing Process (i.e., through the facilities of The Depository Trust Company (“DTC”)).

The parties hereto in consideration of the premises and of the mutual agreements contained herein agree as follows:

1. STATUS AND ROLE OF PARTICIPANT.

 a. Clearing Status. The Participant represents, covenants and warrants, so long as this Agreement is in effect, that with respect to orders for the purchase of Creation Units (“Creation Orders”) or orders for the redemption of Creation Units (“Redemption Orders” and, together with “Creation Orders”, “Orders”) of any Fund (i) by means of the Clearing Process, it is a member in good standing of the NSCC and a participant in the CNS System of the NSCC and agrees that it will remain in good standing throughout the term of this Agreement (a “Participating Party”); (ii) outside the Clearing Process, it is a DTC Participant (a “DTC Participant”); and (iii) it has the ability to transact through the Federal Reserve System. The Participant may place Orders either through the Clearing Process or outside the Clearing Process, subject to the procedures for purchase and redemption of Creation Units set forth in the Prospectus, this Agreement and all attachments hereto (the “Procedures”), each as may be amended from time to time. Any change in the foregoing status of Participant shall terminate this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.

 b. Broker-Dealer Status. The Participant represents, covenants and warrants that it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, (iii) a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and (iv) a qualified institutional buyer as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “1933 Act”). The Participant agrees that it will maintain such registrations, qualifications and memberships as necessary in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable U.S. federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder and with the Constitution, By-Laws and Conduct Rules of FINRA and any other self-regulatory organization of which it is a member, and that it will not offer or sell Shares of any Fund in any state or jurisdiction where they may not lawfully be offered and/or sold. Any change in the foregoing status of Participant shall result in the automatic termination of this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.

c. Underwriter Status. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the Securities Act of 1933, as amended (“1933 Act”), may occur at any point. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in it being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

d. Agency. The Participant shall have no authority in any transaction to act as agent of the Distributor, Transfer Agent, the Trust, the Funds or their agents. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor. The Participant agrees to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Trust, the Transfer Agent or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

e. Rights and Obligations as DTC Participant. The Participant agrees that in connection with any transactions in which it acts, including, without limitation, for any other DTC Participant or indirect participant, or any other beneficial owner of Shares (each, a “Beneficial Owner”), that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant, in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

f. No Affiliation. The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of any such person, except to the extent that the Participant may be deemed to be an affiliated person under Sections 2(a)(3)(A) or 2(a)(3)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”), due to ownership of Shares. The Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of any change to the foregoing status.

g. Agent for Proxy. The Participant represents that from time to time, it may be a beneficial owner of Shares (“Beneficial Owner”).  To the extent that it is a Beneficial Owner, the Participant agrees to irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially owned Shares.  The Distributor intends to vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion as the votes (or abstentions) of all other shareholders of the corresponding Fund on any matter submitted to a vote of the shareholders of such Fund.  The Distributor, as attorney and proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. It shall be the responsibility of the Participant to notify and timely instruct the Distributor in writing as to which Shares will be voted by the Distributor as attorney, agent and proxy and provide the Distributor with any notices it receives with respect to voting Shares. The Distributor may terminate this irrevocable proxy within sixty (60) days written notice to the Participant. For purposes of this Section 1(g), beneficially owned Shares shall not include those Shares for which the Participant is the record owner but which are held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

2. EXECUTION OF ORDERS (GENERAL TERMS).

 a. Purchase and Redemption of Creation Units. All Orders shall be handled by each party hereto in accordance with the terms of the Prospectus and this Agreement (which includes the Procedures). Each party hereto agrees to comply with the provisions of such documents. In the event of a conflict between the Prospectus and the Procedures, the Prospectus shall control. The Distributor may issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units and the Participant and Transfer Agent agree to comply with such procedures as they may be issued from time to time.

 b. NSCC. Solely with respect to Orders for the purchase or redemption of Creation Units through the Clearing Process, the Participant as a Participating Party hereby authorizes the Transfer Agent or its designee to transmit to NSCC on behalf of the Participant such instructions, including Share and cash amounts as are necessary with respect to the purchase and redemption of Creation Units, consistent with the instructions issued by the Participant. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent or its designee on behalf of the Trust and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

 c. Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Transfer Agent and/or their affiliated persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties.

d. Irrevocability. The Participant acknowledges and agrees that delivery of any Order shall be irrevocable, provided that the Trust, Transfer Agent and the Distributor on behalf of the Trust each reserve the right to reject any Order for any reason.

e. Prospectus Delivery. The Participant understands a current Prospectus and all required reports for each applicable Fund are available at www.mfs.com (or any successor website). The Distributor will provide to the Participant copies of the Prospectus, and the Participant consents to the delivery of all prospectuses electronically by e-mail at such email address as the Participant may provide from time to time. The Participant agrees to maintain a valid e-mail address and further agrees to promptly notify the other parties if its e-mail address changes. The Participant can revoke this consent to electronic delivery upon written notice to the other parties. Notwithstanding the foregoing, the Distributor agrees to provide to the Participant upon request a reasonable number of paper copies of either (i) a Fund’s statutory prospectus or (ii) in the sole discretion of the Distributor, a Fund’s summary prospectus in accordance with Rule 498 under the 1933 Act (or any successor rule). The Participant acknowledges receipt of the Prospectus and represents it has reviewed the Prospectus and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the purchase and redemption of Shares are incorporated herein by reference.

3. EXECUTION OF ORDERS FOR CREATION UNITS.

a. Title to Securities; Restricted Shares. The Participant represents on behalf of itself and on behalf of any party for which it is acting that, upon delivery of that designated portfolio of securities constituting the primary form of consideration to be provided to the applicable Fund by the Participant in exchange for a Creation Unit (“Deposit Securities”), to the Trust’s custodian (“Custodian”) and/or relevant sub-custodian (“Sub-Custodian”), the Trust will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, duties and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or its customer in connection with a transaction to purchase Shares or (ii) any provision of the 1933 Act and regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction, and no such securities are “restricted securities,” as such term is used in Rule 144(a)(3)(i) of the 1933 Act.

b. Corporate Actions. With respect to any Creation Order of a particular Fund, such Fund acknowledges and agrees to return to the Participant any dividend, distribution or other corporate action paid to the Fund in respect of any Deposit Security transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Participant or its customer.

c. Beneficial Ownership. The Participant represents and warrants to the Distributor and the Trust that (based upon the number of outstanding Shares of each such Fund made publicly available by the Trust) (i) it does not, and will not in the future, hold for the account of any single Beneficial Owner of Shares (or group of related Beneficial Owners of Shares) of the relevant Fund, eighty percent (80%) or more of the currently outstanding Shares of such relevant Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the fair market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code of 1986, as amended (“IRC”), and (ii) when carrying Deposit Securities as a dealer and as inventory in connection with its market making activities, the Deposit Securities will be subject to the mark to market requirements of Section 475 of the IRC and pursuant to such Section 475 it will adjust the value of the Deposit Securities to their fair market value immediately prior to any purchase of Creation Units from a Fund. The Trust, the Distributor and the Transfer Agent shall have the right to reasonably require information from the Participant regarding Share ownership of each Fund (if the Participant does not provide the representation in Section 11(a)(ii) above) and to rely thereon to the extent necessary to make a determination regarding ownership of eighty percent (80%) or more of the currently outstanding Shares of any Fund by a Beneficial Owner as a condition to the acceptance of a deposit of Deposit Securities.

 d. Sub-Custodian Account. The Participant understands and agrees that in the case of each Fund that invests in international or global equity securities, the Trust may cause its Custodian to maintain with any applicable Sub-Custodian for such Fund an account in the relevant foreign jurisdiction to which the Participant shall deliver or cause to be delivered the Deposit Securities for itself or any customer in connection with any Creation Order, with any appropriate adjustments as advised by such Sub-Custodian or Fund, in accordance with the terms and conditions applicable to such account in such jurisdiction.

e. Deposit Securities and/or Relevant Cash Amounts. The Participant understands that the amount of any cash and the identity and the required number of Deposit Securities, as applicable, to be included with respect to any Creation Order (based on information at the end of the previous Business Day) for each Fund will be made available on each Business Day, prior to the opening of business on the New York Stock Exchange (“NYSE”) through the facilities of the NSCC. The Participant understands that a Creation Unit will not be issued until the requisite cash and/or Deposit Securities, as applicable, Transaction Fees and Taxes (as defined below) are transferred to the Trust on or before the settlement date in accordance with the Prospectus and in accordance with any instructions provided by a Trust, the Custodian and/or Sub-Custodian with respect to cash payments, delivery and settlement.

4. EXECUTION OF REDEMPTION REQUESTS.

a. Order Placement. The Participant represents, warrants and agrees that, as of the close of a Business Day on which it has placed any Redemption Order for the purpose of redeeming any Creation Unit of Shares of any Series, it or its customer, as the case may be, will own (within the meaning of Rule 200 of Regulation SHO) or has arranged to borrow for delivery to the applicable Trust on or prior to the settlement date of the Redemption Order, the requisite number of Shares of the relevant Fund to be redeemed as a Creation Unit. In either case, the Participant acknowledges that: (i) it has, or if applicable, its customer has, full legal authority and legal right to tender for redemption the requisite number of Shares of the applicable Fund and to receive the entire proceeds of the redemption; and (ii) if such Shares submitted for redemption have been loaned or pledged to another party or are the subject of a repurchase agreement, securities lending agreement or any other arrangement affecting legal or beneficial ownership of such Shares being tendered, there are no restrictions precluding the tender and delivery of such Shares (including borrowed shares, if any) for redemption, free and clear of liens, on or prior to the redemption settlement date. In the event that the Distributor, Transfer Agent and/or the Trust have reason to believe that the Participant does not own or have available for delivery the requisite number of Shares of the relevant Fund to be redeemed as a Creation Unit to deliver by the settlement date, the Distributor, Transfer Agent and/or the applicable Trust may require the Participant to deliver and/or execute supporting documentation evidencing ownership or its right to deliver sufficient Shares of the relevant Series in order for the Redemption Order to be in proper form and, if such documentation is not satisfactory to the Distributor, Transfer Agent and/or the applicable Trust, in their reasonable discretion, the Distributor may reject without liability the Redemption Order. Failure to deliver and/or execute the requested supporting documentation may result in a Participant’s Redemption Order being rejected as not in proper form.

b. Additional Payment on Redemption. In the event that the Participant receives Fund securities and cash (where applicable) the value of which exceeds the net asset value of the Creation Units of the applicable Fund redeemed at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the customer to pay, on such day, to the applicable Fund an amount in cash equal to the difference.

c. Corporate Actions. The Participant on behalf of itself and any applicable customer acknowledges and agrees to return to the applicable Fund any dividend, interest, distribution or other corporate action paid to it or its customer in respect of any Fund security that is transferred to the Participant or any customer that, based on the valuation of such Fund security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Fund. The Fund is entitled to reduce the amount of proceeds due to the Participant or customer by an amount equal to any dividend, interest, distribution or other corporate action paid to the Participant or its customer in respect of any Fund security that is transferred to the Participant or its customer that, based on the valuation of such Fund security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Fund.

5. RECORDS, POLICIES AND REPRESENTATIONS.

a. Maintenance of Records. The Participant agrees to maintain records of all sales of Shares made by or through it and to furnish copies of such records to the Trust, Transfer Agent and/or the Distributor upon reasonable request.

b. Privacy. The Participant represents that it has procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable U.S. Federal and state laws, rules and regulations and will continue to do so throughout the term of this Agreement.

 c. Shareholder Information. The Participant agrees: (i) subject to any privacy obligations or other obligations arising under the federal or state securities laws it may have to its customers, to assist the Distributor and/or applicable Trust in ascertaining certain information regarding sales of Shares made by or through Participant upon the request of the Trust or the Distributor necessary for the Funds to comply with their obligations to distribute information to their shareholders as may be required from time to time under applicable state or federal securities laws, or (ii) in lieu thereof, and at the option of the Participant, the Participant may undertake to deliver to its customers that are shareholders of the Funds, the Prospectuses, as may be amended or supplemented from time to time, proxy material, annual and other reports of the Funds or other similar information that the Funds are obligated or otherwise desire to deliver to their shareholders, after receipt from the Funds or the Distributor of sufficient, reasonable quantities of the same to allow mailing thereof to such customers.

d. Anti-Money Laundering. The Participant represents, covenants and warrants that it has established an anti-money laundering program (“AML Program”) that, at a minimum, (i) is reasonably designed to comply with anti-money laundering laws, regulations and rules applicable to it, including the USA PATRIOT Act, (ii) designates a compliance officer to administer and oversee the AML Program, (iii) provides ongoing employee training, (iv) includes an independent audit function to test the effectiveness of the AML Program, (v) establishes internal policies, procedures, and controls that are tailored to its particular business, (vi) includes a customer identification program consistent with the rules under section 326 of the USA PATRIOT Act, (vii) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the USA PATRIOT Act, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records. The Participant agrees that, throughout the term of this Agreement, it will maintain the AML Program in substantial conformity with the foregoing provisions as may be amended or supplemented by applicable U.S. federal regulations. Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of any change in the foregoing and Distributor, Transfer Agent and the Trust shall have the right to terminate this Agreement immediately after receipt any such notice.

e. Marketing Materials. The Participant represents, warrants and agrees that it will not make any representations concerning a Fund, the Trust, Creation Units or Shares other than those representations contained in the Prospectus or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to a Fund, Creation Units or Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials, but not including any materials prepared and used for the Participant’s internal use only, or brokerage communications prepared by the Participant in the normal course of its business and consistent with the Prospectus and in accordance with applicable laws and regulations) (“Marketing Materials”), except such Marketing Materials as may be furnished to the Participant by the Distributor for such use and such other Marketing Materials as may be approved in writing by the Distributor for such use. The Participant understands that the Funds may not be advertised or marketed as open-end investment companies (i.e., as mutual funds) that offer redeemable securities, and that any advertising materials will prominently disclose that the Shares are not individually redeemable shares of beneficial interest in the applicable Trust. In addition, the Participant understands that any advertising material that addresses redemptions of Shares, including the Prospectus, will disclose that the owners of Shares may acquire Shares and tender Shares for redemption to the applicable Trust in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant or an affiliate of the Participant may, without the written approval of the Distributor, prepare and circulate in the regular course of its business research reports that include information, opinions or recommendations relating to a Fund (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Participant. The Participant acknowledges that the Trust, Distributor, Transfer Agent, the Trust’s investment adviser and their affiliates may disclose that the Participant is acting as an authorized participant with respect to the Trust’s Shares and has entered into this Agreement.

f. Distributor Representations. The Distributor, on behalf of the Trust, represents that (i) the Registration Statement of the Trust and each Prospectus contained therein conforms in all material respects to the requirements of the 1933 Act, and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder, and does not and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto, and as of the applicable filing date as to the Prospectus and any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) any and all Marketing Materials provided to the Participant by the Distributor or the Funds’ adviser shall comply with applicable FINRA rules and will not contain any untrue statement of a material fact or omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

6. AUTHORIZED PERSONS.

 a. Certification. Concurrently with the execution of this Agreement and from time to time thereafter, the Participant shall deliver to the Distributor, the Transfer Agent and the Trust, duly certified as appropriate by its secretary or other duly authorized official, a certificate, in the form set forth in Attachment B (or pursuant to other documentation deemed acceptable by the Trust, Transfer Agent or Distributor in their sole discretion) (the “Certificate”), setting forth the names, signatures and other requested information of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each an “Authorized Person”). Such Certificate may be accepted and relied upon by the Transfer Agent, the Distributor and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Transfer Agent, the Distributor and the Trust of a superseding Certificate bearing a subsequent date.

 b. Personal Identification Number. The Transfer Agent or Distributor, as the case may be, shall issue to each Authorized Person a unique personal identification number (“PIN”) by which such Authorized Person and the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated.

 c. Termination of Authority. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give prompt written notice of such fact to the Distributor, Transfer Agent and the Trust and such notice shall be effective upon receipt by the Distributor, Transfer Agent and the Trust.

d. Verification. The Transfer Agent and Distributor shall assume that all instructions issued to them using a PIN have been properly placed by an Authorized Person, unless the Transfer Agent or Distributor, as the case may be, has actual knowledge to the contrary or the Participant has properly revoked such PIN as provided herein. Neither the Distributor nor the Transfer Agent shall have any obligation to verify that an Order is being placed by an Authorized Person.

7. PAYMENT OF CERTAIN FEES AND TAXES.

 a. Transaction Fees. In connection with the purchase or redemption of Creation Units, the Participant agrees to pay on behalf of itself or its customers any Transaction Fees as may be prescribed in the Prospectus as applicable to the Participant’s transaction. The Trust and Distributor reserve the right to adjust any Transaction Fee subject to any limitation as prescribed in the Prospectus.

 b. Other Fees and Taxes. In connection with the purchase or redemption of Creation Units, the Participant acknowledges and agrees that the computation of any cash amount to be paid by or to the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of Deposit Securities or Fund securities. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax, fee or government charge (collectively, “Taxes”) applicable to the purchase or redemption of any Creation Units made pursuant to this Agreement is imposed, the Participant shall be also responsible for the payment of any such Taxes regardless of whether or not such Taxes are imposed directly on the Participant. To the extent the Trust, the Distributor or their agents pay any such Taxes or they are otherwise imposed, the Participant agrees to promptly indemnify and pay such party for any such payment, together with any applicable penalties, additions to tax or interest thereon. This section shall survive the termination of this Agreement.

8. INDEMNIFICATION.

 This Section 8 shall survive the termination of this Agreement.

The Participant hereby agrees to indemnify and hold harmless the Distributor, Transfer Agent, the Trust and Funds and their respective subsidiaries, affiliates, directors, trustees, officers, partners, members, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any claim, loss, liability, cost or expense suffered or incurred by such AP Indemnified Party resulting from, in connection with or arising out of (i) any breach by the Participant of any provision of this Agreement, (ii) any failure by Participant for any reason, fraudulent, negligent or otherwise, to comply with its obligations under this Agreement, (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations (“SROs”), in relation to its role as Participant, (iv) any actions of such AP Indemnified Party in reliance upon any instructions issued in accordance with the Procedures (as may be amended from time to time) believed by the Distributor, the Transfer Agent and/or the Trust to be genuine and to have been given by the Participant (v) the Participant’s failure to complete an Order that has been accepted, or (vi)(1) any representation by the Participant, its employees or its agents or other representatives about the Fund, Creation Units, Shares or any AP Indemnified Party that is not consistent with the Trust’s then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (2) any untrue statement or alleged untrue statement of a material fact contained in any research reports, Marketing Material or sales literature described in Section 5 hereof or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Fund, Creation Units, Shares or any AP Indemnified Party unless, in either case, such representation, statement or omission was made or included by the Participant at the written direction of the Trust or the Distributor or is based upon any omission or alleged omission by the Trust or the Distributor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading. Notwithstanding the foregoing, the Participant shall not have any obligation to indemnify any AP Indemnified Party under this Section 8 for any such losses, liabilities, damages, costs or expenses that are incurred as a result of, or in connection with, any gross negligence, bad faith or willful misconduct on the part of such AP Indemnified Party. The Participant understands and agrees that the Trust and each Fund, as third party beneficiaries to this Agreement, are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Trust.

9. LIMITATION OF LIABILITY.

This Section 9 shall survive the termination of this Agreement.

a. Limited Liability. In the absence of bad faith, gross negligence or willful misconduct on its part, neither the Distributor nor the Transfer Agent, whether acting directly or through agents, affiliates or attorneys, shall be liable for any action taken, suffered or omitted or for any error of judgment made by any of them in the performance of their duties hereunder. Neither the Distributor nor the Transfer Agent shall be liable for any error of judgment made in good faith unless the party exercising such shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Distributor or the Transfer Agent be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Distributor or the Transfer Agent be liable for: (i) the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation; or (ii) losses incurred by the Participant or its customer as a result of unauthorized use of any PIN. Further, the Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 1 above.

b. Force Majeure. No party to this Agreement shall be responsible or liable for any failure or delay in the performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics or pandemics; riots; interruptions, loss or malfunction of utilities, computer (hardware or software) or communications service;; labor disputes; acts of civil or military authority or governmental actions.

c. Reliance on Instructions. The Distributor and the Transfer Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and the Procedures and upon any written or oral instruction, notice, request, direction or consent believed by them in good faith to be genuine.

d. No Advancement by Transfer Agent. The Transfer Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.

e. Data Errors and Communication Delays. Neither the Distributor nor the Transfer Agent shall be liable to the Participant or to any other person for any damages arising out of mistakes or errors in data provided to the Distributor or the Transfer Agent by a third party, or out of interruptions or delays of electronic means of communications with or by the Distributor or the Transfer Agent.

10. NOTICES. Except as otherwise specifically provided in this Agreement, all notices and amendments required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by (i) personal delivery, (ii) postage prepaid registered or certified United States first class mail, return receipt requested, (iii) overnight traceable mail (e.g., Federal Express), (iv) facsimile, (v) electronic mail (e-mail) or (vi) similar means of same day delivery.

All notices to the Participant, Distributor or Transfer Agent, as the case may be, shall be directed to the address, telephone, facsimile numbers or e-mail addresses indicated below the signature line of such party; provided, however, in the case of communications by the Distributor or Transfer Agent to the Participant with respect to any Order as detailed in the Procedures, the Distributor and Transfer Agent shall contact an Authorized Person or other Participant designee at such telephone number, e-mail address or facsimile number provided by such person.

11. TERMINATION AND AMENDMENT. This Agreement shall become effective on the date set forth below and may be terminated at any time by any party upon sixty (60) days’ prior written notice to the other parties, and may be terminated earlier by the Participant or the Distributor at any time in the event of a material breach by another party of any provision of this Agreement.

This Agreement may be amended by the Distributor from time to time by the following procedure: the Trust will provide a copy of any such amendment to the Distributor, the Transfer Agent and the Participant. If neither the Transfer Agent nor the Participant objects in writing to the amendment within ten (10) days, the amendment will become part of this Agreement in accordance with its terms. Notwithstanding the foregoing, the Trust reserves the right to revise the Procedures or issue additional procedures relating to the manner of creating or redeeming Creation Units and the Participant, the Transfer Agent and the Distributor each agree to comply with such Procedures as may be issued from time to time.

12.  ENTIRE AGREEMENT. This Agreement and the Procedures, which are hereby incorporated herein by reference, supersede any prior agreement between or among the parties with respect to the subject matter contained herein and constitute the entire agreement among the parties regarding the matters contained herein.

13.  ASSIGNMENT. No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other parties, which shall not be unreasonably withheld; provided that, any party may assign its rights and obligations hereunder (in whole, but not in part) without such consent to an entity acquiring all, or substantially all of its assets or business or to an affiliate so long as the acquiring entity is able to comply and fulfill the duties and obligations under this Agreement.

14.  SEVERANCE. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

16. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof.  The parties irrevocably submit to the personal jurisdiction and service and venue of any federal or state court within the Commonwealth of Massachusetts having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement.

17. TRUST AS THIRD PARTY BENEFICIARY. The parties understand and agree that the Trust, as a third party beneficiary to this Agreement, is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

18. INTERPRETATION. Titles and section headings are included solely for convenient reference and are not a part of this Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the _________ day of     , 2024.

MFS Fund Distributors, Inc. BY: PRINTED NAME: TITLE: ADDRESS: 111 Huntington Avenue, Boston MA 02199 TELEPHONE: EMAIL:	Accepted by State Street Bank and Trust Company BY: PRINTED NAME: TITLE: ADDRESS: TELEPHONE: EMAIL:
[PARTICIPANT] NSCC#: TAX ID#: BY: PRINTED NAME: TITLE: ADDRESS: TELEPHONE: E-MAIL:

ATTACHMENT A

This document supplements the Prospectus with respect to the procedures to be used by (i) the Transfer Agent and Distributor in processing orders for the purchase of Creation Units of the Fund (“Creation Orders”) and (ii) the Transfer Agent in processing orders redeeming Creation units of the Fund (“Redemption Orders,” and together with Creation Orders, “Orders”).

A Participant is required to have signed the Participant Agreement. Upon acceptance of the Participant Agreement, the Transfer Agent or Distributor, as the case may be, will assign a personal identification number (“PIN”) to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to Creation Units.

TO PLACE AN ORDER FOR PURCHASE OR REDEMPTION OF CREATION UNITS

1. Orders by Telephone.

 a. Order Number. Call to Receive an Order Number. An Authorized Person for the Participant will call the telephone representative at the number listed on the Fund’s order form (“Order Form”) not later than the cut-off time for placing Orders with the Fund as set forth in the Order Form (the “Order Cut-Off Time”) to receive an Order Number. Non-standard Orders generally must be arranged with the Trust in advance of Order placement. The Order Form (as may be revised from time to time) is incorporated into and made a part of this Agreement.

Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN) and the terms of the Order, the telephone representative will issue a unique Order Number. All Orders with respect to the purchase or redemption of Creation Units are required to be in writing and accompanied by the designated Order Number. Incoming telephone calls are queued and will be handled in the sequence received. Calls placed before the Order Cut-Off Time will be processed even if the call is taken after this cut-off time. ACCORDINGLY, DO NOT HANG UP AND REDIAL. INCOMING CALLS THAT ARE ATTEMPTED LATER THAN THE ORDER CUT-OFF TIME WILL NOT BE ACCEPTED.

NOTE THAT THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF WRITTEN INSTRUCTIONS VIA THE ORDER FORM CONTAINING THE DESIGNATED ORDER NUMBER, AUTHORIZED INDIVIDUALS’ SIGNATURES AND TRANSMITTED BY EMAIL.

 b. Place the Order. An Order Number is only valid for a limited time. The Order Form for purchase or redemption of Creation Units must be sent by email to the telephone representative within 20 minutes of the issuance of the Order Number. In the event that the Order Form is not received within such time period, the telephone representative will attempt to contact the Participant to request immediate transmission of the Order. Unless the Order Form is received by the telephone representative upon the earlier of (i) within 15 minutes of contact with the Participant or (ii) 45 minutes after the Order Cut-Off Time, the Order will be deemed invalid.

c. Await Receipt of Confirmation.

 (i) Clearing Process. The Distributor (in the case of purchases) or the Transfer Agent (in the case of redemptions) shall issue a confirmation of Order acceptance within approximately 15 minutes of its receipt of an Order Form received in good form. In the event the Participant does not receive a timely confirmation from the Distributor or the Transfer Agent, it should contact the telephone representative at the business number indicated.

 (ii) Outside the Clearing Process. In lieu of receiving a confirmation of Order acceptance, the DTC Participant will receive an acknowledgment of Order acceptance. The DTC Participant shall deliver on settlement date the Deposit Securities and/or cash (in the case of purchases) or the Creation Unit size aggregation of Shares on trade date plus one (in the case of redemptions) to the Trust through DTC. The Trust shall settle the transaction on the prescribed settlement date.

 d. Ambiguous Instructions. In the event that an Order Form contains terms that differ from the information provided in the telephone call at the time of issuance of the Order Number, the telephone representative will attempt to contact the Participant to request confirmation of the terms of the Order. If an Authorized Person confirms the terms as they appear in the Order Form then the Order will be accepted and processed. If an Authorized Person contradicts its terms, the Order will be deemed invalid and a corrected Order Form must be received by the telephone representative not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 45 minutes after the Order Cut-Off Time. If the telephone representative is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with the terms of the Order Form notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order Form contains terms that are illegible, as determined in the sole discretion of the Transfer Agent or Distributor (in the case of a Creation Order) or the Transfer Agent (in the case of a Redemption Order), the Order will be deemed invalid and will not be processed. A telephone representative will attempt to contact the Participant to request retransmission of the Order Form, and a corrected Order Form must be received by the telephone representative not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 45 minutes after the Order Cut-Off Time.

2. Election to Place Orders by Internet.

 a. General. Notwithstanding the foregoing provisions, Orders may be submitted through the Internet (“Web Order Site” or “Fund Connect”), but must be done so in accordance with the terms of this Agreement, the Prospectus, the Web Order Site, the State Street Fund Connect Buy-Side User Agreement (which must be separately entered into by the Participant) (the “Fund Connect Agreement”) and the applicable Fund Connect User Guide (or any successor documents). To the extent that any provision of this Agreement is inconsistent with any provision of any Fund Connect Agreement, the Fund Connect Agreement shall control with respect to State Street’s provision of the Web Order Site; provided, however, it is not the intention of the parties to otherwise modify the rights, duties and obligations of the parties under the Agreement, which shall remain in full force and effect until otherwise expressly modified or terminated in accordance with its terms. Notwithstanding the forgoing, the Participant acknowledges that references to the applicable Fund Connect User Guide (or any successor documents) contained herein are for instructional purposes only, and such Fund Connect User Guide (or any successor documents) does not contain any additional representations, warranties or obligations by the Trust, the Transfer Agent, the Distributor or their respective agents.

 b. Certain Acknowledgements. The Participant acknowledges and agrees (i) that the Trust, the Transfer Agent, the Distributor and their respective agents may elect to review any Order placed through the Web Order Site manually before it is executed and that such manual review may result in a delay in execution of such Order; (ii) that during periods of heavy market activity or other times, it may be difficult to place Orders via the Web Order Site and the Participant may place Orders as otherwise set forth in this Attachment A; and (iii) that any transaction information, content, or data downloaded or otherwise obtained through the use of the Web Order Site are done at the Participant’s own discretion and risk.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE FUND CONNECT AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE WEB ORDER SITE IS PROVIDED “AS IS,” “AS AVAILABLE” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OF ANY KIND. SPECIFICALLY, WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES, CONDITIONS, OTHER CONTRACTUAL TERMS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE WEB ORDER SITE, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY THE TRUST, THE TRANSFER AGENT, THE DISTRIBUTOR OR THEIR RESPECTIVE AGENTS, AFFILIATES, LICENSORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO AS TO TITLE, SATISFACTORY QUALITY, ACCURACY, COMPLETENESS, UNINTERRUPTED USE, NON-INFRINGEMENT, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES, CONDITIONS AND OTHER CONTRACTUAL TERMS ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

 c. Election to Terminate Placing Orders by Internet. The Participant may elect at any time to discontinue placing Orders through the Web Order Site without providing notice under the Agreement.

3. Acknowledgment Regarding Telephone and Internet Transactions. During periods of heavy market activity or other times, the Participant acknowledges it may be difficult to reach the Transfer Agent by telephone or to transact business over the Internet via the Web Order

Site. Technological irregularities may also make the use of the Internet and Web Order Site slow or unavailable at times. The Transfer Agent may terminate the receipt of redemption or exchange Orders by telephone or the Internet at any time, in which case you may redeem or exchange Shares by other means.

4. Purchase of Creation Units Without Receipt of Deposit Securities.  Creation Units of the Fund may be purchased in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the Shares on the date the Order is placed in proper form. In addition to available Deposit Securities and cash that generally comprise a Creation Unit, cash must be deposited in an amount of up to 115% of the market value of any undelivered Deposit Securities (the “Additional Cash Deposit”). The Order shall be deemed to be received on the Business Day on which the Order is placed provided that the Order is placed in proper form prior to Order Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 1:00 p.m. Eastern Time or such other time as designated by the Custodian on settlement date. If the Order is not placed in proper form by Order Cut-Off Time or federal funds in the appropriate amount are not received by 1:00 p.m. Eastern Time on settlement date, then the Order may be deemed to be rejected and the Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust in an amount of up to 115% of the daily marked to market value of the missing Deposit Securities. In the event that additional cash is not paid, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Participant shall be liable to the Trust for any shortfall between the cost to the Trust of purchasing any missing Deposit Securities and the value of the collateral. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the Creation Order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Creation Units of the Fund so created will occur no later than the prescribed settlement date following the day on which the Creation Order is deemed received by the Distributor.

5. Redemption of Creation Units Without Receipt of Shares. Creation Units of the Fund may be redeemed in advance of receipt by the Trust of all or a portion of the Creation Unit to be redeemed, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the missing Shares on the date the Order is placed in proper form. Such cash must be deposited in an amount up to 115% of the net asset value of any undelivered Shares (the “Cash Collateral”). The Order shall be deemed to be received on the Business Day on which the Order is placed provided that the Order is placed in proper form prior to Order Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 6:00 p.m. Eastern Time or such other time as designated by the Custodian on settlement date. If the Order is not placed in proper form by Order Cut-Off Time or federal funds in the appropriate amount are not received by 6:00 p.m. Eastern Time on settlement date, then the Order may be deemed to be rejected and the Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Shares to the extent necessary to maintain an amount of cash on deposit in an amount of up to 115% of the daily net asset value of the missing Shares. In the event that additional cash is not paid, the Trust may use the cash on deposit to purchase the missing Shares or acquire the Deposit Securities and Cash Amount underlying such Shares. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Participant shall be liable to the Trust for any shortfall between the cost to the Trust of acquiring such Shares, the Deposit Securities or Cash Amount and the value of the cash collateral. These costs will be deemed to include the amount by which the actual purchase price of the Shares or Deposit Securities exceeds the net asset value of such Shares on the day the Creation Order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Cash Collateral once all of the missing Shares have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Shares of the Fund so redeemed will occur no later than the prescribed settlement date following the day on which the Redemption Order is deemed received by the Distributor.

ATTACHMENT B

AUTHORIZED PERSONS

The following individuals are Authorized Persons pursuant to Section 6 of the Participant Agreement between [Distributor], State Street Bank and Trust Company and

     ,

Participant Name    NSCC #

NAME(1)	TITLE(1)	SIGNATURE(1)	TELEPHONE NUMBER(1)	E-MAIL ADDRESS(1)	User Location (Country)	PERMISSION (2)*

Date:

Certified By (Signature):

Print Name:

Title:   __________________________

(1) Required information.

(2) Required information to use the Web Order Site.